Contact:  Cathy Kruse

Telephone: 701-572-2020  ext 113

cathyk@geoi.net

FOR IMMEDIATE RELEASE

Company Adds Drilling Inventory with Previous Acquisition

Of Oil and Gas Properties in the Austin Chalk Trend

Update on Giddings Field Acquisition and Activity

HOUSTON, May 15, 2007 - GeoResources, Inc. (Nasdaq: “GEOID” but “GEOI” effective May 17, 2007, referred to herein as “GeoResources”), is updating the previous announcement regarding the Southern Bay Oil & Gas, L.P. (“Southern Bay”) partnership with GE Energy Financial Services to acquire oil and gas properties located in the Giddings Field in the Austin Chalk trend of Texas for $75 million.  Southern Bay is a wholly owned subsidiary of GeoResources, following the completion of a merger April 17, 2007.

The gross production from the properties is currently averaging approximately 246 BOPD, 300 BNGLPD and 30 MMCFPD and the partners have already achieved production increases from pre-closing levels as a result of initial drilling and workover activities.  An additional $30 million is currently planned for further development of these properties.

We acquired both a direct 8% working interest and a 2% general partner interest in the partnership with GE Energy Financial Services in a transaction completed in February of this year.  GeoResources’ partnership interest can increase significantly, predicated upon realization of a contractually defined rate of return. A total of 56 horizontal wells were acquired in the transaction and we operate 54 of these wells.  One well was being drilled at the time of closing, which was successfully completed on March 13, 2007 at a maximum rate of 18.6 MMCFPD with the first month’s average of 12.6 MMCFPD.  A second well has recently been completed and is expected to commence sales in the next two weeks.  The rig will move to another location, expected to spud near month end and be completed in July 2007.  Additional locations are being permitted in order to continue the drilling program.

Frank A. Lodzinski, CEO and President of GeoResources, stated: “Adding this asset to our existing properties will allow us to continue our profitable growth and provide additional drilling opportunities. With the multiple locations provided by this acquisition, we will be able to increase our production rate, reserves and cash flow at reasonable costs. We have initially identified a number of workover and recompletion operations and we expect to keep a rig drilling for at least the next two years.”

Further information concerning this acquisition was disclosed in our proxy statement filed on February 23, 2007, Southern Bay’s February 28, 2007 press release and GE Energy Financial Services’ press release on May 8, 2007.

About GeoResources, Inc.

On April 17, 2007, the Company completed its mergers with Southern Bay Oil & Gas L.P. and Chandler Energy, LLC. The management of Southern Bay and Chandler became the principal management of the combined entity. GeoResources and its subsidiaries and affiliates own and operate producing oil and gas properties in the Gulf Coast, Permian Basin, Rocky Mountains and Williston Basin, and conduct oil and gas exploration operations in these areas.  The company headquarters and Southern Region operating offices are located in Houston, Texas and its Northern Region office is located in Denver, Colorado. For more information, visit our websites at www.geoi.net and www.southernbayenergy.com The Company intends to file required pro forma combined financial information on Form 8-K as soon as reasonably possible, but not later than July 3, 2007.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  GeoResources cannot make any assurances that the agreement referenced in this release will close.  In addition, all statements other than statements of historical facts that address activities that the company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2006, for meaningful cautionary language disclosure.